                                                              Exhibit 99.1
                               Earnings Release

                    Toyota Motor Credit Corporation Reports
                 Second Quarter and Fiscal Year to Date results

TORRANCE, Calif. February 6, 2004 -- Toyota Motor Credit Corporation ("the Company"), which is marketed under the brands of Toyota Financial Services ("TFS") and Lexus Financial Services ("LFS"), announced earnings for the three and nine-month periods ended December 31, 2003.



                                  Three Months Ended             Nine Months Ended
                                    (in millions)                  (in millions)
                               ------------------------      ------------------------
                                12/31/03       12/31/02       12/31/03       12/31/02
                               ---------      ---------      ---------      ---------


   Net income                   $    204       $     93      $     469      $      68
                               =========      =========      =========      =========

   Memo: The following
       amounts are
       included above

   Derivative Fair Value
   Adjustment (before tax)     $      80       $     16      $     125      $    (322)

   Provision/(Benefit) for
   Income Taxes on Derivative
   Fair Value Adjustment       $      31       $      8     $       49      $    (128)



Net income for the three months and nine months ended December 31, 2003 was $204 million and $469 million, respectively, an increase of $111 million and $401 million over the comparable periods in the prior year. During the three and nine months ended December 31, 2003, the Company recognized a net unrealized gain (before tax) associated with derivative fair value adjustments of $80 million and $125 million, respectively, compared to a net unrealized gain (before tax) of $16 million and a net unrealized loss (before tax) of $322 million, respectively, for the comparable prior year periods.

TFS and LFS are the finance and insurance brands for Toyota and Lexus respectively in the United States. They primarily offer retail auto financing and leasing, and wholesale auto financing through the Company, and extended service contracts through Toyota Motor Insurance Services. The Company is part of a worldwide network of comprehensive financial services offered by Toyota Financial Services Corporation, a wholly owned subsidiary of Toyota Motor Corporation.